EXHIBIT 99.1

                         CAL DIVE INTERNATIONAL, INC.
                       1998 EMPLOYEE STOCK PURCHASE PLAN


                                  1.  PURPOSE

      This Cal Dive International, Inc. Employee Stock Purchase Plan (the "Plan") is intended as an incentive and to encourage stock ownership by all eligible employees of Cal Dive International, Inc. (the "Company") (and its subsidiaries) so that they may share in the fortunes of the Company by acquiring or increasing their proprietary interest in the Company. This Plan is designed to encourage eligible employees to remain in the employ of the Company. Options issued pursuant to this Plan shall constitute options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and the terms hereof shall be interpreted consistent with this requirement.

                                2.  ELIGIBILITY

      All employees of the Company (or any of its subsidiaries) who were employed by the Company (or any of its subsidiaries) on January 1, 1998, and who have continued in employment shall be eligible to receive options under this Plan to purchase the Company's no par common stock ("the Common Stock") (except employees in countries whose laws make participation impractical). Persons hired after January 1, 1998, who have been employed for six months or more on the first day of January 1 or July 1 next following the date this Plan is approved by the stockholders of the Company, shall be eligible to participate in the Plan as of that payment period (each such six-month period constituting a "Payment Period").

      For purposes of this Section, the term employee shall not include an employee whose customary employment is 20 hours or less per week or is for five months or less in any calendar year.

      In no event may an employee be granted an option under this Plan if that employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its parent corporation or subsidiary corporation, as the terms "parent corporation" and "subsidiary corporation" are defined in Section 424(e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of
Section 424(d) of the Code shall apply and Common Stock which the employee may purchase under outstanding options shall be treated as Common Stock owned by the employee.

                           3.  STOCK SUBJECT TO PLAN

      The stock subject to options under this Plan shall be shares of the Company's authorized but unissued shares of Common Stock or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to this Plan is 100,000, subject to increase or decrease by reason of stock splits, reclassifications, stock dividends, changes in par value, and similar matters requiring adjustment.

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                     4. PAYMENT PERIODS AND STOCK OPTIONS

      The six-month periods, January 1 to June 30 and July 1 to December 31 are Payment Periods during which payroll deductions will be accumulated under the Plan. Each Payment Period includes only regular pay days falling within it.

      Twice each year, on the first business day of each Payment Period, the Company will grant to each eligible employee, who is then a participant in the Plan, an option to purchase, on the last business day of such Payment Period, at the Option Price hereinafter provided for, such number of shares of Common Stock as determined in this Section 4, reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will pay for at such Option Price; provided and on condition that such employee remains eligible to participate in the Plan throughout such Payment Period. The Option Price for each Payment Period shall be the lesser of (i) 85% of the fair market value of the Common Stock on the first business day of the Payment Period; or (ii) 85% of the fair market value of the Common Stock on the last business day of the Payment Period. In the event of an increase or decrease in the number of outstanding shares of Common Stock through stock split-ups, reclassifications, stock dividends, changes in par value and the like, an appropriate adjustment shall be made in the number of shares and Option Price per share provided for under the Plan, either by a proportionate increase in the number of shares and a proportionate decrease in the Option Price per share, or by a proportionate decrease in the number of shares and a proportionate increase in the Option Price per share, as may be required to enable an eligible employee who is then a participant in the plan as to whom an option is exercised on the last business day of any then current Payment Period to acquire such number of full shares as his accumulated payroll deductions on such date will pay for at the adjusted Option Price.

      On the first business day of each Payment Period, an employee shall be deemed to have been granted an option to purchase the number of shares of Common Stock determined by dividing $12,500 by the fair market value of the Common Stock on such day.

      For purposes of this Plan the term "FAIR MARKET VALUE" means on any date the average of the high and low prices of the Common Stock on the NASDAQ National Market System or, if the Common Stock is traded over-the-counter or on another national securities exchange, such price or exchange as designated by the Committee.

      For purposes of this Plan the term "BUSINESS DAY" as used herein means a day on which there is trading on the NASDAQ National Market System or such other national securities exchange as shall be designated by the Board of Directors pursuant to the preceding paragraph.

      No employee shall be granted an option which permits his rights to purchase Common Stock under this Plan and any similar plans of the Company or any parent or subsidiary corporations to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined as of the date such option is granted) for each calendar year in which an option first becomes exercisable. This limitation is required to comply with Section 423(b)(8) of the Code.

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                            SPECIAL PAYMENT PERIOD

      A special two-month payment period ("Special Payment Period") shall begin May 1, 1998 and end June 30, 1998, if authorized by the Board of Directors. The general provisions of this Plan apply to the Special Payment Period, except (a) the number of shares subject to the option granted on May 1, 1998, is determined by dividing $4,150 by the fair market value of the Common Stock on such day, and
(b) the term "Special Payment Period" is substituted for "Payment Period" as necessary to effect the special two-month period.

                            5.  EXERCISE OF OPTION

      Each eligible employee who continues to be a participant in the Plan on the last business day of a Payment Period shall be deemed to have exercised his option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as his accumulated payroll deductions on such date will pay for at the Option Price. If a participant is not an employee on the last business day of a Payment Period, he shall not be entitled to exercise his option.

                      6.  AUTHORIZATION FOR ENTERING PLAN

      An eligible employee may become a participant in the Plan by filling out, signing and delivering to the Committee an Authorization Form provided by the
Committee:

            (a) stating the percentage to be deducted regularly from his or her regular base pay;

            (b) authorizing the purchase of Common Stock for him or her in each Payment Period in accordance with the terms of the Plan; and

            (c) specifying the exact name in which Common Stock purchased for him or her is to be issued.

      Such authorization must be received by the Committee at least 10 days before the beginning date of the next succeeding Payment Period.

      Unless an employee files a new Authorization Form or withdraws from the Plan, his or her deductions and purchases under the Authorization Form he or she has on file under the Plan will continue in effect as long as the Plan remains in effect.

      The Company will accumulate and hold for the employee's account the amounts deducted from his or her pay. No interest will be paid on these amounts.

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                   7.  MAXIMUM AMOUNT OF PAYROLL DEDUCTIONS

      An employee may authorize payroll deductions in any whole percentage amount up to but not more than 10% of his REGULAR BASE PAY (which excludes payments for overtime, bonuses and other special items), provided, however, that the minimum deduction in respect of any payroll period shall be 1% (or such other amount as the Committee shall establish). An employee may not make any additional payments into his or her account.

      An employee's regular base pay during the Payment Period shall be determined by multiplying his base pay by the number of regular payroll days in such period (or the hourly rate by 1040), provided that, in the case of an eligible part time hourly employee, the employee's base pay during a Payment Period shall be determined by multiplying such employee's hourly rate by the number of regularly scheduled hours of work for such employee during such offering period.

                       8.  CHANGE IN PAYROLL DEDUCTIONS

      Payroll deductions may be changed prior to the beginning of each Payment Period pursuant to procedures specified by the Committee. A new Authorization Form must be received by the Committee for any change to become effective.

                         9.  WITHDRAWAL FROM THE PLAN

      An employee may withdraw from the Plan, in whole but not in part, at any time prior to 10 days before the last business day of each Payment Period by delivering a Withdrawal Notice to the Committee. In this case, the Company will promptly refund the entire balance of his or her payroll deductions which have not been applied to purchase Common Stock under the Plan.

      An employee who withdraws from the Plan is treated as an employee who has not participated in the Plan. To re-enter, he or she must file a new Authorization form at least 10 days before the beginning date of the next Payment Period.

               10.  ISSUANCE OF STOCK/UNUSED PAYROLL DEDUCTIONS

      Certificates of stock will be issued to participants, as appropriate, as soon as practicable after each Payment Period. Fractional shares will not be issued under the Plan. Any accumulated payroll deductions which would have been used to purchase fractional shares will be returned to the employee promptly without interest if the employee ceased participation in the Plan, or carried over to the next Payment Period if the employee continues in the Plan.

      Certificates for Common Stock purchased under the Plan will be issued only in the name of the employee, or if his or her Authorization Form so specifies, in the name of the employee and another person of legal age as joint tenants with rights of survivorship.

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              11.  NO TRANSFER OR ASSIGNMENT OF EMPLOYEE'S RIGHTS

      An employee's rights under the Plan are his or hers alone and may not be transferred or assigned to any other person. Any option granted to an employee may be exercised only by such employee.

                     12.  TERMINATION OF EMPLOYEE'S RIGHTS

      An employee's rights under the Plan will terminate when he ceases to be an employee for any reason, including retirement, resignation, lay-off, discharge or death. A Withdrawal Notice will be considered as having been received from the employee on the day his or her employment ceases, and all payroll deductions not used to purchase Common Stock will be refunded.

      If an employee's payroll deductions are interrupted by any legal process, a Withdrawal Notice will be considered as having been received from him or her on the day the interruption occurs.

                    13.  TERMINATION AND AMENDMENTS TO PLAN

      The Plan may be terminated at any time by the Company's Board of Directors. It will terminate in any case when all or substantially all of the unissued shares of Common Stock reserved for the purposes of the Plan have been purchased. If at any time shares of Common Stock reserved for the purposes of the Plan remain available for purchase, but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to their options and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase Common Stock shall be refunded.

      The Board of Directors also reserves the right to amend the Plan from time to time, in any respect provided, however, that no amendment shall be effective which would (a) increase the number of shares of Common Stock to be offered, except as provided in Section 3, or (b) change the class of employees eligible to receive options under the Plan, without prior approval of the stockholders.

                       14.  LIMITATIONS ON SALE OF STOCK
                              PURCHASED UNDER THE PLAN

      The Plan is intended to provide Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under the Plan at any time he or she chooses; provided, however, that because of certain Federal tax requirements, each employee agrees by participating in this Plan, promptly to give the Company notice of any such Common Stock disposed of before the later of (a) two years after the first business day of the Payment Period during which the stock was purchased (the grant date), and (b) one year after the transfer of the Common Stock to him or her, in each case identifying the date acquired and the number of such shares disposed of. The employee assumes the risk of any market fluctuations in the price of Common Stock purchased under this Plan. See Section 21, WITHHOLDING OF ADDITIONAL INCOME TAX.

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                           15.  COMPANY'S PAYMENT OF
                           EXPENSES RELATED TO PLAN

      The Company will bear all costs of administering and carrying out the Plan.

                        16.  PARTICIPATING SUBSIDIARIES

      The term "subsidiaries" shall mean each subsidiary of the Company designated by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designations before or after the Plan is approved by the stockholders.

                        17.  ADMINISTRATION OF THE PLAN

      The Plan shall be administered by the Employee Benefits Committee, or such other committee appointed by the Board of Directors of the Company (the "Committee"). The Committee shall consist of not less than three members. The Board of Directors may from time to time remove members from, or add members to the Committee. Vacancies on the Committee, however caused, shall be filled by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to and approved in writing by a majority of the members of the Committee, including written approvals by electronic means, shall be valid acts of the Committee.

      The interpretation and construction by the Committee in its discretion of any provisions of the Plan or of any options granted under it shall be final unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith and in its sole judgment with respect to the Plan or any option granted under it.

                          18.  THE EFFECT AND REVIEW
                           OF ADMINISTRATIVE RULINGS

      The officials of the Company charged with administering the Plan shall have full and absolute discretion in the exercise of their authority. All actions taken and all rulings or decisions made by those officials in the exercise of their powers and authorities in relation to the Plan shall be binding on all other parties even if the official might have an actual or potential conflict of interest in the action, ruling or decision. No action, ruling or decision by the official shall be subject to de novo review in any judicial proceeding. No action, ruling or decision of any official may be set aside unless it has been held to be arbitrary or capricious by a final judgment of a court having jurisdiction with respect to the issue.

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                        19.  OPTIONEES NOT STOCKHOLDERS

      The granting of an option to an employee and the deduction from his or her pay shall not entitle the optionee to any rights as a stockholder with respect to Common Stock subject to the option. Only after the shares of Common Stock have been purchased by and issued to such employee shall the rights of a stockholder apply.

                           20.  APPLICATION OF FUNDS

      The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

                         21.  GOVERNMENTAL REGULATION

      The Company's obligation to sell and deliver shares of Common Stock under this Plan is subject to compliance with any governmental authority required in connection with the authorization, sale and issuance of Common Stock.

                   22.  WITHHOLDING OF ADDITIONAL INCOME TAX

      The Company, in accordance with Section 3402(a) of the Code (and the Regulations and Rulings promulgated thereunder) and state law, if applicable, will withhold from the wages of participating employees, in all payroll periods following and in the same calendar year as the date on which compensation is deemed received by the employee, additional income taxes in respect of the amount that is considered compensation includable in the employee's gross income, resulting from the sale of Common Stock acquired under the terms of this Plan.

                             23.  INDEMNIFICATION

      To the extent permitted under local law, each member of the Board of Directors and official of the Company administering this Plan will be indemnified by the Company for all expenses incurred by the official as a result of the official's administration of this Plan. Expenses incurred as a result of gross negligence and willful misconduct are excluded from this indemnification.

                              24.  GOVERNING LAWS

      The law of the State of Texas shall govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

                         25.  APPROVAL OF STOCKHOLDERS

      This Plan shall not be effective until approved by the Company's stockholders within 12 months before or after the date the Plan is adopted by the Board of Directors.

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